EXHIBIT 99.2

Unaudited Pro Forma Financial Information of Constellation Energy Partners LLC.

The unaudited pro forma condensed consolidated financial statements are presented for Constellation Energy Partners LLC (“we” or “the Company”). The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2012, and the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010, should be read in conjunction with the December 31, 2012, 2011 and 2010 audited historical consolidated financial statements of the Company, including the related notes, that we filed with the Securities and Exchange Commission (“SEC”) on Form 10-K on March 11, 2013, March 1, 2012, and February 25, 2011 respectively.

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2012, is presented to illustrate the estimated effects of the sale of the Robinson’s Bend Field in the Black Warrior Basin of Alabama, pursuant to a Membership Interest Purchase and Sale Agreement between the Company, as seller and Castleton Commodities Upstream, LLC, (“CCI”) as buyer, dated as of February 1, 2013, as if the transaction had occurred on December 31, 2012. The unaudited pro forma condensed consolidated statement of operations for the years ended December 31, 2012, 2011 and 2010 are presented to illustrate the estimated effects of the Robinson’s Bend Field in the Black Warrior Basin of Alabama sale as if the transaction had occurred on January 1, 2010, due to CCI acquiring the Robinson’s Bend Field. The pro forma adjustments and assumptions are described in Note 2 in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed financial statements are based on assumptions that the Company believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of future consolidated results.

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Balance Sheets

(In 000’s except unit data)

	December 31, 2012	Adjustments for Robinson’s Bend Sale		Pro Forma December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$1,975	$63,000	(a)	$5,311
		(4,892	) (a , f)
		(1,148	) (a)
		(1,240	) (a)
		(2,368	) (a)
		(50,000	) (b)
		(16	) (c)
Accounts receivable	7,378	(1,763	) (c)	5,615
Prepaid expenses	1,416	(107	) (c)	1,309
Risk management assets	17,965	772	(a)	18,737

Total current assets	28,734	2,238		30,972
Oil and natural gas properties
Oil and natural gas properties, equipment and facilities	801,858	(207,838	) (c)	594,020
Material and supplies	771	—		771
Less accumulated depreciation, depletion, amortization, and impairments	(615,206)	140,537	(c)	(474,669)

Net oil and natural gas properties	187,423	(67,301)		120,122
Other assets
Debt issue costs (net of accumulated amortization of $7,775 at December 31, 2012 and $6,465 at December 31, 2011)	1,168	—		1,168
Risk management assets	7,431	1,596	(a)	9,027
Other non-current assets	3,266	1,076	(a)	4,342

Total assets	$228,022	$(62,391)		$165,631

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Current liabilities
Accounts payable	$576	$ (96	) (c)	$480
Accrued liabilities	7,885	(711	) (c)	7,174
Royalty payable	2,189	(771	) (c)	1,418
Risk management liabilities	523	—		523
Debt	50,000	(50,000	) (b)	—

Total current liabilities	61,173	(51,578)		9,595
Other liabilities
Asset retirement obligation	15,357	(7,692	) (c)	7,665
Risk management liabilities	637	—		637
Other non-current liabilities	589	500	(a)	1,089
Debt	34,000	—		34,000

Total other liabilities	50,583	(7,192)		43,391

Total liabilities	111,756	(58,770)		52,986
Commitments and contingencies
Members’ equity
Class A units, 483,418 and 485,033 units authorized, issued and outstanding, respectively	2,326	(72	) (d)	2,254
Class B units, 24,124,378 and 24,124,378 units authorized, respectively, and 23,687,507 and 23,766,632 issued and outstanding, respectively	113,940	(3,549	) (d)	110,391
Accumulated other comprehensive income	—	—		—

Total members’ equity	116,266	(3,621)		112,645

Total liabilities and members’ equity	$228,022	$(62,391)		$165,631

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the year ended December 31, 2012	Adjustments for Robinson’s Bend Sale		Pro Forma For the year ended December 31, 2012
	(In 000’s except unit data)
Revenues
Natural gas sales	$55,365	$(12,808	) (e)	$42,557
Oil and liquid sales	12,676	—		12,676
Gain / (Loss) from mark-to-market activities	(8,706)	—		(8,706)

Total revenues	59,335	(12,808)		46,527
Expenses:
Operating expenses:
Lease operating expenses	25,699	(6,285	) (e)	19,414
Cost of sales	1,299	—		1,299
Production taxes	2,218	(573	) (e)	1,645
General and administrative	16,060	(312	) (e)	15,748
Exploration costs	—	—		—
(Gain) / Loss on sale of assets	7	—		7
Depreciation, depletion and amortization	20,799	(9,067	) (e)	11,732
Asset impairments	73,451	(73,342	) (e)	109
Accretion expense	766	(307	) (e)	459

Total operating expenses	140,299	(89,886)		50,413
Other expense / (income)
Interest expense	6,891	(2,246	) (g)	(4,645)
Interest expense (Gain)/Loss from mark-to-market activities	(1,157)	—		(1,157)
Interest (income)	(1)	—		(1)
Other expense (income)	(154)	—		(154)

Total other expenses / (income)	5,579	(2,246)		3,333

Total expenses	145,878	(92,132)		53,746

Net income (loss)	$(86,543)	$(79,324)		$(7,219)

Earnings per unit
Earnings (loss) per unit—Basic	$(3.58)			$(0.30)
Units outstanding—Basic	24,171,510			24,171,510
Earnings (loss) per unit—Diluted	$(3.58)			$(0.30)
Units outstanding—Diluted	24,171,510			24,171,510
Distributions declared and paid per unit	$—			$—

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the year ended December 31, 2011	Adjustments for Robinson’s Bend Sale		Pro Forma For the year ended December 31, 2011
	(In 000’s except unit data)
Revenues
Natural gas sales	$133,769	$(18,629	) (e)	$115,140
Oil and liquid sales	10,870	—		10,870
Gain / (Loss) from mark-to-market activities	(39,422)	—		(39,422)

Total revenues	105,217	(18,629)		86,588
Expenses:
Operating expenses:
Lease operating expenses	27,949	(7,160	) (e)	20,789
Cost of sales	2,188	—		2,188
Production taxes	2,897	(1,004	) (e)	1,893
General and administrative	16,599	(458	) (e)	16,141
Exploration costs	131	—		131
(Gain) / Loss on sale of assets	19	—		19
Depreciation, depletion and amortization	22,139	(9,685	) (e)	12,454
Asset impairments	2,935	(1,000	) (e)	1,935
Accretion expense	907	(424	) (e)	483

Total operating expenses	75,764	(19,731)		56,033
Other expense / (income)
Interest expense	8,886	(2,850	) (g)	6,036
Interest expense (Gain)/Loss from mark-to-market activities	1,232	—		1,232
Interest (income)	(2)	—		(2)
Other expense (income)	(249)	—		(249)

Total other expenses / (income)	9,867	(2,850)		7,017

Total expenses	85,631	(22,581)		63,050

Net income (loss)	$19,586	$3,952		$23,538

Earnings per unit
Earnings (loss) per unit—Basic	$0.81			$0.97
Units outstanding—Basic	24,273,491			24,273,491
Earnings (loss) per unit—Diluted	$0.81			$0.97
Units outstanding—Diluted	24,273,491			24,273,491
Distributions declared and paid per unit	$—			$—

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC and SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the year ended December 31, 2010	Adjustments for Robinson’s Bend Sale		Pro Forma For the year ended December 31, 2010
	(In 000’s except unit data)
Revenues
Natural gas sales	$103,997	$(21,174	) (e)	$82,823
Oil and liquid sales	4,695	—		4,695
Gain / (Loss) from mark-to-market activities	42,081	—		42,081

Total revenues	150,773	(21,174)		129,599
Expenses:
Operating expenses:
Lease operating expenses	30,798	(7,100	) (e)	23,698
Cost of sales	2,473	—		2,473
Production taxes	3,179	(1,142	) (e)	2,037
General and administrative	20,351	(1,684	) (e)	18,667
Exploration costs	760	—		760
(Gain) / Loss on sale of assets	(18)	—		(18)
Depreciation, depletion and amortization	85,263	(10,594	) (e)	74,669
Asset impairments	272,487	(525	) (e)	271,962
Accretion expense	822	(388	) (e)	434

Total operating expenses	416,115	(21,433)		394,682
Other expense / (income)
Interest expense	12,721	—		12,721
Interest expense (Gain)/Loss from mark-to-market activities	(765)	—		(765)
Interest (income)	(3)	—		(3)
Other expense (income)	(385)	—		(385)

Total other expenses / (income)	11,568	—		11,568

Total expenses	427,683	(21,433)		406,250

Net income (loss)	$(276,910)	$(259)		$(276,651)

Earnings per unit
Earnings (loss) per unit—Basic	$(11.36)			$(11.35)
Units outstanding—Basic	24,370,545			24,370,545
Earnings (loss) per unit—Diluted	$(11.36)			$(11.35)
Units outstanding—Diluted	24,370,545			24,370,545
Distributions declared and paid per unit	$—			$—

See accompanying notes to consolidated financial statements.

CONSTELLATION ENERGY PARTNERS LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Basis of Presentation

The historical information is derived from the historical consolidated financial statements of Constellation Energy Partners LLC. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2012, is presented to illustrate the estimated effects of the Robinson’s Bend Field in the Black Warrior Basin of Alabama sale as if the transaction had occurred on December 31, 2012. The unaudited pro forma condensed consolidated statement of operations is presented for the years ended December 31, 2012, 2011 and 2010.

NOTE 2. Pro Forma Adjustments and Assumptions

(a) Reflects the sale of the two entities that owned all of the Company’s operating assets in the Robinson’s Bend Field in the Black Warrior Basin of Alabama for $63.0 million plus adjustments for income and expenses related to operating the Robinson’s Bend Field since December 1, 2012 (“effective date”). These include estimated expenses of approximately $4.9 million for estimated income and expenses after the effective date of sale and NORM deducts and adjustments, $1.2 million in restricted cash held in escrow for 24 months, $1.2 million for commission and legal fees, approximately $2.4 million for interest rate and commodity swap repositioning costs and $3.3 million cash retained.

(b) Net proceeds from the Robinson’s Bend sale are used to repay $50.0 million in outstanding debt under the reserve-based credit facility which bears interest primarily based on a LIBOR rate plus the applicable margin.

(c) Reflects the assets to be acquired and liabilities to be assumed by CCI as a result of acquiring the two entities that own Robinson’s Bend Field in the Black Warrior Basin of Alabama.

(d) Reflects the net impact on our equity for the sale of the Robinson’s Bend Field in the Black Warrior Basin of Alabama.

(e) Reflects the operations for the sale of Robinson’s Bend Field in the Black Warrior Basin of Alabama in the above transaction for the periods presented.

(f) This amount includes $2.3 million in estimated amounts to be withheld by CCI from the purchase price for deductions attributable to the net revenues and expenses received from the Robinson’s Bend Field assets after the effective date for $2.6 million. As of February 28, 2013, CCI has received $0.4 million in net revenues and expenses from the Robinson’s Bend Field.

(g) This amount reflects a reduction in interest expense associated with the $50.0 million reduction in outstanding debt.